UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 22, 2016

Appliance Recycling Centers of America, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-19621	41-1454591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

175 Jackson Avenue North, Suite 102, Minneapolis, Minnesota	55343-4565
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 930-9000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    Appliance Recycling Centers of America, Inc. (the “Company”) announced that Edward R. (Jack) Cameron retired from the Company’s Board of Directors and from the positions of Chairman, President and Chief Executive Officer of the Company on February 22, 2016. Mr. Cameron will remain with the Company and continue to serve as the President of the Company’s recycling segment.

(c)    The Company also announced that on February 26, 2016, the Board appointed Tony Isaac, a director of the Company, to serve as interim Chief Executive Officer.

Mr. Isaac, age 61, has served as a director of the Company since May 18, 2015. He has served as Financial Planning and Strategist/Economist of Live Ventures, Inc. (NASDAQ: LIVE), a company providing specialized online marketing solutions to small-to-medium sized local business that boost customer awareness and merchant visibility, since July 2012. He is the Chairman and Co-Founder of Isaac Organization, a privately held investment company. Mr. Isaac has invested in various companies, both private and public from 1980 to present. Mr. Isaac’s specialty is negotiation and problem-solving of complex real estate and business transactions. Mr. Isaac has served as a director of Live Ventures, Inc. since December 2011. Mr. Isaac graduated from Ottawa University in 1981, where he majored in Commerce and Business Administration and Economics.

The Board of Directors has not established compensation arrangements relating to Mr. Isaac’s services as Interim Chief Executive Officer.

There are no transactions in which Mr. Isaac has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Appliance Recycling Centers of America, Inc.

Date: February 26, 2016	/s/ Jeffery Ostapeic
Jeffery Ostapeic Chief Financial Officer

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